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Exhibit 11.1

DEPARTMENT 56, INC.
COMPUTATION OF NET INCOME PER SHARE
(In thousands, except per share amounts)

	Quarter Ended September 30, 2000	Quarter Ended October 2, 1999
Basic:
Net Income	$12,048	$14,959

Weighted average number of common shares outstanding	14,082	16,944
Net Income per Common Share	$0.86	$0.88

Assuming Dilution:
Net Income	$12,048	$14,959

Weighted average number of common shares outstanding	14,082	16,944
The number of shares resulting from the assumed exercise of stock options reduced by the number of shares which could have been purchased with the proceeds from such exercise, using the average market price during the period	58	168

Weighted average number of common and common equivalent shares	14,140	17,112

Net Income per Common Share Assuming Dilution	$0.85	$0.87

Exhibit 11.1

DEPARTMENT 56, INC.
COMPUTATION OF NET INCOME PER SHARE
(In thousands, except per share amounts)

	39 Weeks Ended September 30, 2000	39 Weeks Ended October 2, 1999
Basic:
Net Income	$17,170	$37,041

Weighted average number of common shares outstanding	14,448	17,564
Net Income per Common Share	$1.19	$2.11

Assuming Dilution:
Net Income	$17,170	$37,041

Weighted average number of common shares outstanding	14,448	17,564
The number of shares resulting from the assumed exercise of stock options reduced by the number of shares which could have been purchased with the proceeds from such exercise, using the average market price during the period	51	207

Weighted average number of common and common equivalent shares	14,499	17,771

Net Income per Common Share Assuming Dilution	$1.18	$2.08

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DEPARTMENT 56, INC. COMPUTATION OF NET INCOME PER SHARE (In thousands, except per share amounts)
DEPARTMENT 56, INC. COMPUTATION OF NET INCOME PER SHARE (In thousands, except per share amounts)